Exhibit 99.1
Allied Healthcare International Inc. Reports Fiscal 2009
Fourth Quarter and Year-End Results
Fourth Quarter Revenues Increase 8.4%, At Constant Exchange Rates
Fourth Quarter Operating Income Increases 16.1%, At Constant Exchange Rates
Fiscal 2009 Revenues Increase 6.4%, At Constant Exchange Rates
Fiscal 2009 Operating Income Increases 37.5%, At Constant Exchange Rates

(In millions, except EPS)	Fourth Quarter	Twelve Months
Revenues, as reported	$69.8	$249.8
Revenues, at constant exchange rates	$81.2	$317.7
Gross Profit, as reported	$21.2	$76.3
Gross Profit, at constant exchange rates	$24.6	$97.1
Gross Profit %	30.3%	30.6%
Operating Income, as reported	$4.2	$13.1
Operating Income, at constant exchange rates	$5.0	$17.5
Diluted EPS, continuing operations	$0.07	$0.22
NEW YORK — November 24, 2009 — Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI, http://www.alliedhealthcare.com), a leading provider of flexible healthcare staffing services in the United Kingdom, has issued financial results for its fiscal 2009 fourth quarter and year-end.
To provide investors with an increased understanding of the Company’s business, Allied is providing a breakdown of its revenues, gross profits, selling, general and administrative (“SG&A”) costs and operating income at constant exchange rates using the comparable prior period weighted average exchange rate. Further, the discussions below as to the fiscal 2009 fourth quarter and year end comparative analysis with the prior year results also take into account constant exchange rates. In addition, as the Company’s revenues and gross profits are generated in the United Kingdom, an analysis is included, within the management discussion below, of the last eight quarters’ revenues and gross profits in pounds sterling to enable investors to fully understand the underlying trends over these periods without the effects of currency exchange rates. As noted in the reported numbers, recent fluctuations in foreign exchange rates have significantly impacted the Company’s current period results.
Fiscal Fourth Quarter Results:

	Quarter Ended September 30, 2009					Quarter Ended September 30, 2008
					Gross					Gross
			Gross		Profit			Gross		Profit
(Amounts in thousands)	Revenue	%	Profit	%	%	Revenue	%	Profit	%	%

Homecare	$68,116	83.8%	$20,845	84.6%	30.6%	$57,469	76.6%	$17,967	78.4%	31.3%
Nursing Homes	7,540	9.3%	2,379	9.7%	31.6%	9,730	13.0%	2,941	12.8%	30.2%
Hospitals	5,577	6.9%	1,405	5.7%	25.2%	7,769	10.4%	2,003	8.8%	25.8%

Total, at constant exchange rates	81,233		24,629		30.3%	74,968		22,911		30.6%
Effect of foreign exchange	(11,388)		(3,433)			—		—

Total, as reported	$69,845		$21,196			$74,968		$22,911

SG&A, at constant exchange rates			$19,589					$18,570
Effect of foreign exchange			(2,579)					—

SG&A, as reported			$17,010					$18,570

Operating Income, at constant exchange rates			$5,040					$4,341
Effect of foreign exchange			(854)					—

Operating Income, as reported			$4,186					$4,341

For the fourth quarter of fiscal 2009 revenues increased by $6.3 million, or 8.4%, to $81.2 million, compared with $75.0 million reported during the same period in fiscal 2008. Contributing to the increase in revenues was Allied’s Homecare revenues, which grew by 18.5% to $68.1 million. Nursing Homes revenues declined by 22.5% to $7.5 million. Hospitals revenues decreased by 28.2% to $5.6 million. After the unfavorable impact of currency exchange of $11.4 million, revenues decreased to the reported $69.8 million.
Total gross profit for the fourth fiscal quarter increased 7.5% to $24.6 million, compared with $22.9 million reported for the comparable quarter in fiscal 2008. Gross profit percent for the fourth quarter was 30.3%, as compared to 30.6% for the comparable prior period. Foreign exchange decreased gross profit by $3.4 million to the reported $21.2 million for the quarter.
SG&A for the fourth fiscal quarter was $19.6 million, compared with $18.6 million reported last year, an increase of 5.5%. As a percent of revenues, SG&A costs were 24.4%, compared to 24.8% in the comparable prior year period. Foreign exchange decreased costs by $2.6 million to the reported $17.0 million for the quarter.
Operating income for the fourth quarter of fiscal 2009 increased to $5.0 million, compared to operating income of $4.3 million reported during the 2008 fourth fiscal quarter. Foreign exchange decreased operating income by $0.8 million to the reported $4.2 million for the quarter.
Net income for the fourth quarter of fiscal 2009 was $2.9 million, as compared with $2.9 million reported during the 2008 fourth fiscal quarter. Diluted earnings per share was $0.07 for the quarter, compared to diluted earnings per share of $0.06 last year.
Fiscal 2009 Full Year Results:

	Year Ended September 30, 2009					Year Ended September 30, 2008
					Gross					Gross
			Gross		Profit			Gross		Profit
(Amounts in thousands)	Revenue	%	Profit	%	%	Revenue	%	Profit	%	%

Homecare	$259,271	81.6%	$80,337	82.7%	31.0%	$225,460	75.5%	$70,458	78.0%	31.3%
Nursing Homes	32,890	10.4%	10,298	10.6%	31.3%	41,853	14.0%	12,602	13.9%	30.1%
Hospitals	25,512	8.0%	6,454	6.7%	25.3%	31,264	10.5%	7,325	8.1%	23.4%

Total, at constant exchange rates	317,673		97,089		30.6%	298,577		90,385		30.3%
Effect of foreign exchange	(67,863)		(20,741)			—		—

Total, as reported	$249,810		$76,348			$298,577		$90,385

SG&A, at constant exchange rates			$79,587					$77,655
Effect of foreign exchange			(16,353)					—

SG&A , as reported			$63,234					$77,655

Operating Income, at constant exchange rates			$17,502					$12,730
Effect of foreign exchange			(4,388)					—

Operating Income, as reported			$13,114					$12,730

For the year ended September 30, 2009 revenues increased by $19.1 million, or 6.4%, to $317.7 million, compared with $298.6 million reported during the same period in fiscal 2008. Contributing to the increase in revenues was Allied’s Homecare revenues, which grew by 15.0% to $259.3 million. Nursing Homes revenues declined by 21.4% to $32.9 million. Hospitals revenues decreased by 18.4% to $25.5 million. After the unfavorable impact of currency exchange of $67.9 million, revenues decreased to the reported $249.8 million.
Total gross profit for the year ended September 30, 2009, increased 7.4% to $97.1 million, compared with $90.4 million reported for the comparable period in fiscal 2008. Gross profit percent for the year ended September 30, 2009, increased to 30.6% from 30.3% for the comparable prior period. Foreign exchange decreased gross profit by $20.8 million to the reported $76.3 million for the year.
SG&A for the year ended September 30, 2009, was $79.6 million, compared with $77.7 million reported last year, an increase of 2.5%. As a percent of revenues, SG&A costs were 25.3% compared to 26.0% in the comparable prior year period. Foreign exchange decreased costs by $16.4 million to the reported $63.2 million for the year.
Operating income for the year ended September 30, 2009, increased to $17.5 million, compared to operating income of $12.7 million reported during the comparable prior year period, an increase of 37.5% over the prior year. Foreign exchange decreased operating income by $4.4 million to the reported $13.1 million for the year.
Income from continuing operations for the year ended September 30, 2009, increased to $9.9 million, as compared with $8.8 million reported for the year ended September 30, 2008. Diluted earnings per share from continuing operations was $0.22 for the fiscal year ended September 30, 2009, compared to diluted earnings per share from continuing operations of $0.19 last year.
Net income for the year ended September 30, 2009, increased to $10.3 million, as compared with $8.8 million reported during the 2008 fiscal year. Diluted earnings per share was $0.23 for the year ended September 30, 2009, which includes $0.01 from discontinued operations due to the release of reserves as a result of the warranty period within the sales agreement, related to the sale of the respiratory business in fiscal 2007, having expired. This compares to $0.19 for the year end September 30, 2008.
At September 30, 2009, and September 30, 2008, Allied’s cash balance was $35.3 million (£22.2 million) and $26.2 million (£14.4 million), respectively, representing an underlying increase in the cash balance of $9.1 million (£7.8 million).
For the year ended September 30, 2009, depreciation and amortization was $3.8 million (£2.5 million) and capital expenditures were $2.9 million (£1.8 million). Days Sales Outstanding was twenty-five days at September 30, 2009 (40 days including unbilled account receivables), and twenty-one days at September 30, 2008 (40 days including unbilled account receivables).

Management Discussion:
“We continue to see good growth in our homecare business, which now represents over 80% of our business,” commented Sandy Young, Chief Executive Officer of Allied. “The homecare revenue growth in the quarter of 18.5% was particularly pleasing and was ahead of our 10-15% growth range expectation. The Company’s homecare business should benefit from many favorable market dynamics. These include: an aging population; continued shift from residential care to homecare; the lower cost of private business homecare provision; and continued consolidation of local authority suppliers. These factors all favor a growth in demand in our core homecare business.”
Mr. Young continued: “Even the anticipated further tightening of the local government and National Health Service (NHS) budgets over the next few years, as the government addresses its financial deficit, provides an opportunity for us. We believe that the demonstrated financial benefits of lower costs that have and can continue to be achieved by homecare, as compared to institutional care, should be a strong incentive for local governments and NHS Primary Care Trusts, in addressing the ongoing financial challenges they face.
“While our nursing homes and hospital staffing business results were higher in the fourth quarter as compared to the third quarter, which is a similar trend as in the prior year, we continue to look for opportunities for these businesses. As previously reported, we were successfully awarded the new NHS framework agreements, which came into effect on October 1, 2009. We have started to enact the higher pay and charge rates under the new framework agreements which we believe are essential to effectively recruit and retain staff to service this business. Expanding upon our existing London operation, we have recently agreed to lease a Midlands regional office, from which we hope to start business from in 2010 to service the hospital staffing demand in the central regions of England.
“Our current period SG&A running costs of 24.4% of revenues compares to 25.8% in the prior quarter. We are continuing, as previously reported, to invest in certain areas of our business that include such items as continuing care, learning disabilities, IT systems, training, and business improvement projects to ensure that we support future growth in revenues. At the same time, we maintain tight controls over other areas of SG&A costs so as to maintain our objective of reducing SG&A costs as a percent of revenues. Our investment in training also allows us to qualify for currently available government training grants, which have given us a net financial benefit of $0.6 million as compared to the prior year.
“We are pleased with the progress we have made in the year in the key area of carer and branch staff retention, staff development and support, the progress of our coldharbour IT system rollout, and our attention to service and quality delivery, all of which, we believe, create a strong foundation for future growth for our business. As well as our focus in the quarter on service and quality, which we believe is essential and a key driver to increased revenue and profit growth, we have been actively looking at acquisition opportunities. Any such acquisitions will be reviewed in conjunction with our Capital Resources Review, which also includes looking at other opportunities to enhance shareholder value.
“We recently re-launched our website which includes details of our key service offerings and also gives case studies of some of the work the Company is currently involved in. In addition, our recent major contract wins, our network of branches, which include three new branches in the London region and one new branch in Scotland following our successful contract wins, our quality and governance standards, our investor relations links and our employee and recruitment information have all been updated and enhanced. We believe that our current and prospective customers, employees and investors will find our new website informative and helpful.

“We have also appointed ICR, LLC as our investor relations firm effective December 2009, which, we believe, will help us to develop further our relationships with existing and new shareholders.”
Mr. Young concluded: “Overall, we are positive about the year ahead. The business has a more robust operating platform and many of the business improvement initiatives have yet to be fully implemented. We believe that the extra investment we have made this year in learning disabilities and continuing care will help support our top line growth in homecare.”
Paul Weston, Chief Financial Officer of Allied, commented: “As noted in our previous quarter’s press release, with nearly all our operations in the United Kingdom, we believe it is important for investors to see the underlying revenues and gross profits in pound currency as detailed below. This shows growth in our gross profits year to date of 7.4%, and our fourth quarter gross profit of 30.3% is in line with our expectations. Our SG&A costs year to date, excluding exchange effects, increased by 2.5% compared to the prior year which compares favorably with the revenue growth of 6.4% that we have generated.”

	Q1 2009		Q2 2009		Q3 2009		Q4 2009
		Gross		Gross		Gross		Gross
(Amounts in thousands)	Revenue	Profit	Revenue	Profit	Revenue	Profit	Revenue	Profit

Homecare	£30,620	£9,487	£30,858	£9,753	£34,162	£10,525	£35,763	£10,951
Nursing Homes	4,808	1,477	4,159	1,298	3,716	1,187	3,986	1,257
Hospitals	3,612	973	3,448	874	2,914	679	2,956	745

Total	£39,040	£11,937	£38,465	£11,925	£40,792	£12,391	£42,705	£12,953
Foreign exchange rate	1.58	1.58	1.44	1.44	1.55	1.55	1.64	1.64

Total	$61,528	$18,813	$55,334	$17,166	$63,103	$19,173	$69,845	$21,196

	Q1 2008		Q2 2008		Q3 2008		Q4 2008
		Gross		Gross		Gross		Gross
(Amounts in thousands)	Revenue	Profit	Revenue	Profit	Revenue	Profit	Revenue	Profit

Homecare	£27,358	£8,491	£27,561	£8,476	£29,130	£9,294	£30,218	£9,447
Nursing Homes	5,730	1,706	5,373	1,596	4,969	1,531	5,140	1,554
Hospital Staffing	3,473	767	4,358	1,009	3,926	888	4,088	1,050

Total	£36,561	£10,964	£37,292	£11,081	£38,025	£11,713	£39,446	£12,051
Foreign exchange rate	2.05	2.05	1.98	1.98	1.97	1.97	1.90	1.90

Total	$74,770	$22,423	$73,815	$21,931	$75,024	$23,120	$74,968	$22,911

Dr. Jeffrey Peris, Non-Executive Chairman of the Board of Allied, commented: “Sandy Young and the management team have achieved operating income for the year of $17.5 million, excluding exchange, which compares to $12.7 million for the prior year. This is an increase of 37.5%, and reflects the continued improvements the Company is making across its business to help it affirm its position as one of the leaders in the U.K. homecare market place. As communicated previously, we are working with Piper Jaffray to assess the best way to use our capital resources to maximize shareholder value. The Board of Directors remains confident in the Company’s ability to realize opportunities in the homecare market and achieve its strategies for growth in the years ahead.”

Conference Call Information- November 24, 2009 at 10:00AM EST / 3:00PM GMT:
Allied invites all those interested in listening to management’s discussion of the results to join the call by dialing (877) 407-0778 for domestic participants, and (201) 689-8565 for international participants today, November 24, 2009, at 10:00AM EST / 3:00PM GMT. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A replay will be available for one week following the call by dialing (877) 660-6853 for domestic participants, and (201) 612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 338036. The presentation will be available and archived on the Company’s website for ninety days.
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.
ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of over one hundred ten branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; the H1N1 influenza virus which may result in staff being unable to perform services due to their own illness or due to the illness of patients and may reduce our revenues; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Allied Healthcare International Inc.
Sandy Young, Chief Executive Officer
Paul Weston, Chief Financial Officer
UK 00-44-1785 810-600
sandyyoung@alliedhealthcare.com
paulweston@alliedhealthcare.com
or
The Investor Relations Group
Adam Holdsworth
212-825-3210
or
Cenkos Securities plc (Nominated Advisor)
Elizabeth Bowman
London: 00-44-20-7397-8928
or
Ian Soanes
London: 00-44-20-7397-8924

ALLIED HEALTHCARE INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended September 30,
	2009	2008
		(Audited)
Cash flows from operating activities:
Net income	$10,303	$8,786
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(367)	—
Depreciation and amortization	2,590	3,231
Amortization of intangible assets	1,252	1,634
Foreign exchange loss	7	—
Increase (decrease) in provision for allowance for doubtful accounts	360	(167)
Loss on sale of fixed assets	20	166
Stock based compensation	537	812
Deferred income taxes	117	88
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
(Increase) decrease in accounts receivable	(4,281)	1,579
Decrease (increase) in prepaid expenses and other assets	2,318	(3,488)
Increase (decrease) in accounts payable and other liabilities	2,867	(3,779)

Net cash provided by continuing operations	15,723	8,862
Net cash (used in) provided by discontinued operations	—	(561)

Net cash provided by operating activities	15,723	8,301

Cash flows from investing activities:
Capital expenditures	(2,850)	(3,344)
Proceeds from sale of business held in escrow and designated for debt repayment	116	53,638
Proceeds from sale of property and equipment	1	50
Payments on acquisitions payable	(1,082)	—

Net cash (used in) provided by investing activities	(3,815)	50,344

Cash flows from financing activities:
Payments under revolving loan, net	—	(24,664)
Payments under invoice discounting facility, net	—	(4,458)
Principal payments on long-term debt	—	(23,678)
Proceeds from sale of interest rate swap agreements	—	617

Net cash used in financing activities	—	(52,183)

Effect of exchange rate on cash	(2,834)	(504)

Increase in cash	9,074	5,958

Cash and cash equivalents, beginning of year	26,199	20,241

Cash and cash equivalents, end of year	$35,273	$26,199

Supplemental cash flow information:
Cash paid for interest	$405	$1,143

Cash paid for income taxes, net	$1,102	$4,872

ALLIED HEALTHCARE INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30,	September 30,
	2009	2008
		(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$35,273	$26,199
Restricted Cash	—	136
Accounts receivable, less allowance for doubtful accounts of $839 and $823, respectively	19,594	17,774
Unbilled accounts receivable	11,572	15,892
Deferred income taxes	389	474
Prepaid expenses and other assets	1,188	1,375
Assets of discontinued operations	—	182

Total current assets	68,016	62,032

Property and equipment, net	7,756	8,574
Goodwill	95,649	109,292
Other intangible assets, net	1,646	3,345
Taxes receivable	—	19

Total assets	$173,067	$183,262

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,186	$1,614
Accrued expenses, inclusive of payroll and related expenses	24,304	28,244
Taxes payable	201	—
Liabilities of discontinued operations	—	624

Total current liabilities	25,691	30,482

Deferred income taxes	103	110

Total liabilities	25,794	30,592

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,571 shares	456	456
Additional paid-in capital	241,555	241,018
Accumulated other comprehensive (loss) income	(14,418)	1,819
Accumulated deficit	(78,026)	(88,329)

	149,567	154,964
Less cost of treasury stock (585 shares)	(2,294)	(2,294)

Total shareholders’ equity	147,273	152,670

Total liabilities and shareholders’ equity	$173,067	$183,262

ALLIED HEALTHCARE INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008
				(Audited)
Total revenues	$69,845	$74,968	$249,810	$298,577

Gross profit	21,196	22,911	76,348	90,385

Selling, general and administrative expenses	17,010	18,570	63,234	77,655

Operating income	4,186	4,341	13,114	12,730

Interest and other (expense) income, net	(14)	264	427	393

Foreign exchange expense	(137)	(435)	(197)	(586)

Income before income taxes and discontinued operations	4,035	4,170	13,344	12,537

Provision for income taxes	1,098	1,279	3,408	3,751

Income from continuing operations	2,937	2,891	9,936	8,786

Discontinued operations:
Income from discontinued operations, net of taxes	—	—	367	—

Net income	$2,937	$2,891	$10,303	$8,786

Basic income per share of common stock from:
Income from continuing operations	$0.07	$0.06	$0.22	$0.20
Income from discontinued operations	—	—	0.01	—

Net income	$0.07	$0.06	$0.23	$0.20

Diluted income per share of common stock from:
Income from continuing operations	$0.07	$0.06	$0.22	$0.19
Income from discontinued operations	—	—	0.01	—

Net income	$0.07	$0.06	$0.23	$0.19

Weighted average number of common shares outstanding:
Basic	44,986	44,986	44,986	44,986

Diluted	45,074	45,086	45,011	45,078